                                                                       EXHIBIT 6
                                                                       ---------

                              Amended and Restated
                           Articles of Incorporation
                           for 2Connect Express, Inc.
                            Filed December 1, 1998.

                               (GREAT SEAL LOGO)

                          FLORIDA DEPARTMENT OF STATE
                               Sandra B. Mortham
                               Secretary of State

December 1, 1998


C T CORPORATION SYSTEM

TALLAHASSEE, FL





Re: Document Number P96000034309

The Amended and Restated Articles of Incorporation of 2CONNECT EXPRESS, INC., a Florida corporation, were filed on December 1, 1998.

Should you have any questions concerning this matter, please telephone (850) 487-6050, the Amendment Filing Section.

Thelma Lewis
Corporate Specialist Supervisor
Division of Corporations                           Letter Number: 098A00056879



















     Division of Corporations - P.O. BOX 6327 - Tallahassee, Florida 32314

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                             2CONNECT EXPRESS, INC.





                  It is hereby certified that:

                  FIRST: The present name of the corporation is 2CONNECT EXPRESS, INC. (hereinafter called the "Corporation"), which is the name under which the Corporation was originally incorporated; and the date of filing of the Corporation's original Articles of Incorporation with the Secretary of State of the State of Florida was April 19, 1996.

                  SECOND: The Articles of Incorporation of the Corporation are hereby amended by striking out Articles II, III, IV and V thereof and substituting in lieu thereof new Articles II, III, IV and V, which are set forth in the Amended and Restated Articles of Incorporation hereinafter provided for and adding new Articles VI, VII, VIII, IX, X and XI.

                  THIRD: The amendments to the Articles of Incorporation have been adopted as the date hereof pursuant to Section 607.1003 of the Florida Business Corporation Act (the "Florida Act") and have been approved by unanimous consent of the Shareholders of the Corporation.

                  FOURTH: The provisions of the Articles of Incorporation of the Corporation are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Articles of Incorporation of 2Connect Express, Inc., which instrument supersedes the Corporation's original Articles of Incorporation and all amendments thereto.

                  FIFTH: The amendment to and the restatement of the Articles of Incorporation have been duly adopted in accordance with the provisions of Sections 607.0120, 607.0202, 607.1003, 607.1006 and 607.1007 of the Florida Act.

                  SIXTH: The Articles of Incorporation are hereby restated as follows:

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                             2CONNECT EXPRESS, INC.

                                ARTICLE I - NAME

                  The name of the corporation is 2Connect Express, Inc. (the "Corporation").

                              ARTICLE II - DURATION

                  The Corporation shall have a perpetual existence which commenced on the date of filing of the Corporation's original Articles of Incorporation.

                              ARTICLE III - PURPOSE

                  The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

                           ARTICLE IV - CAPITALIZATION

         4.1      AUTHORIZED CAPITAL.

         (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 25,000,320 shares, consisting of
(a) 320 shares of Preferred Stock, par value $1.00 per share (the "PREFERRED STOCK"), 20 shares of which are hereby designated as 7.5% Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"), 50 shares of which are hereby designated as 7.5% Series B Convertible Preferred Stock ( the "SERIES B PREFERRED STOCK"), and 250 shares of which are hereby designated as 7.5% Series C Convertible Preferred Stock ( the "SERIES C PREFERRED STOCK") and (b) 25,000,000 shares of Common Stock, par value $.01 per share (the "COMMON STOCK").

         (b) All capitalized terms used in this Article IV, to the extent not otherwise defined, shall have the meanings ascribed to them in Section 4.2 of this Article IV.

         (c) The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the Common Stock are as set forth in this Article IV.

         4.2 SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK.

         (a) CERTAIN DEFINITIONS. Unless the context otherwise requires, for purposes of this Section 4.2(a), the terms defined in this Section 4.2(a) shall have the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

                  "CONVERSION VALUE" shall mean (i) in the case of Series A Preferred Stock, the quotient of the Series A Initial Purchase Price divided by the Series A Conversion Rate; (ii) in the case of Series B Preferred Stock, the quotient of the Series B Initial Purchase Price divided by the Series B Conversion Rate; (iii) in the case of Series C Preferred Stock, the quotient of the Series C Initial Purchase Price divided by the Series C Conversion Rate; and (iv) in the case of any other series of preferred stock, the quotient of the initial purchase price of such series divided by the conversion rate of such series of preferred stock.

                  "DELINQUENT REDEMPTION PRICE" shall mean, with respect to each share of Preferred Stock, the Series A Initial Purchase Price, Series B Initial Purchase Price, or Series C Initial Purchase Price, as applicable, plus an amount thereon accruing from the applicable Mandatory Redemption Date at an annual rate equal to eight percent (8%).

                  "DISPOSITION PROCEEDS" shall have the meaning set forth in
         Section 4.2 (c)(iii).

                  "REQUIRED CONSENT" shall mean the affirmative vote of the holders of at least 51% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, taken at a duly called meeting of the holders of such series of Preferred Stock.

                  "SERIES A INITIAL ISSUE DATE" shall mean, with respect to each separate certificate issued, the date that such certificate representing shares of Series A Preferred Stock is issued.

                  "SERIES B INITIAL ISSUE DATE" shall mean, with respect to each separate certificate issued, the date that such certificate representing shares of Series B Preferred Stock is issued.

                  "SERIES C INITIAL ISSUE DATE" shall mean, with respect to each separate certificate issued, the date that such certificate representing shares of Series C Preferred Stock is issued.

                  "SERIES A INITIAL PURCHASE PRICE" shall mean $25,000 per share (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

                  "SERIES B INITIAL PURCHASE PRICE" shall mean $25,000 per share (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

                  "SERIES C INITIAL PURCHASE PRICE" shall mean the price per share paid by the holder of any Series C Preferred Stock which price per share shall not be less than $25,000 (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

                  "SERIES A LIQUIDATION PREFERENCE" shall have the meaning set forth in Section 4.2(c)(iii) hereof.

                  "SERIES B LIQUIDATION PREFERENCE" shall have the meaning set forth in Section 4.2(c)(iv) hereof.

                  "SERIES C LIQUIDATION PREFERENCE" shall have the meaning set forth in Section 4.2(c)(v) hereof.

                  "SERIES A REDEMPTION PRICE" shall mean, with respect to each share of Series A Preferred Stock, the Series A Initial Purchase Price plus any accumulated but unpaid dividends.

                  "SERIES B REDEMPTION PRICE" shall mean, with respect to each share of Series B Preferred Stock, the Series B Initial Purchase Price plus any accumulated but unpaid dividends.

                  "SERIES C REDEMPTION PRICE" shall mean, with respect to each share of Series C Preferred Stock, the Series C Initial Purchase Price plus any accumulated but unpaid dividends.

                  "SUBORDINATE STOCK" shall mean any class or series of capital stock of the Corporation, however designated, which is junior in right to the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock, including without limitation the Common Stock and any preferred stock that is not entitled to receive (i) any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock shall have been so paid or declared and set apart for payment; or (ii) any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up in accordance with Section 4.2(c) below.

         (b) DIVIDENDS. The holders of the Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the annual rate of seven and one-half percent (7.5%) based on the Series A Initial Purchase Price, the Series B Initial Purchase Price and the Series C Initial Purchase Price, as applicable. Such dividend shall accrue on a daily basis and shall be payable in cash semi-annually commencing six (6) months following each of the Series A Initial Issue Date, Series B Initial Issue Date or Series C Initial Issue Date, as applicable, for so long as any of such series of Preferred Stock remains outstanding. Dividends on the Preferred Stock, including, without limitation, any accrued and unpaid dividends and liquidating distributions, shall be paid before any dividends or other distributions shall be declared or paid or set aside for payment on any Subordinate Stock; provided further, that any such dividends shall be paid on the Series A Preferred Stock and Series B Preferred Stock before any dividends or other distributions shall be declared or paid or set aside for payment on any Series C Preferred Stock.

         (c)      DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.

                           (i) The Corporation shall deliver to each holder of
                  Preferred Stock notice of any "DISPOSITION" (as defined in Section 4.2(c)(ii)) at least 90 days prior to such event, which notice shall state all material facts and common terms relating to such Disposition, including, without limitation,
                  (1) the nature of such Disposition, including, without limitation, the amount, terms and conditions of payment to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the holders of Common Stock in connection with such Disposition; (2) the date on which such Disposition shall occur; and (3) the procedures that must be followed (and the latest date that such procedures must be completed) in order for such holder to effect a conversion of shares of Preferred Stock into shares of Common Stock, if such a conversion is so desired.

                           (ii) The following events shall be considered a
                  Disposition under this Section 4.2:

                                    (1) any consolidation or merger of the
                  Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred;

                                    (2) a sale, lease or other disposition of
                  all or substantially all of the assets of the Corporation; or

                                    (3) any voluntary or involuntary
                  liquidation, dissolution or other winding up of the affairs of the Corporation.

                           (iii) In the event of any such Disposition, before
                  any payment or distribution shall be made to the holders of the Series B Preferred Stock, the Series C Preferred Stock, the Common Stock or any other Subordinate Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the proceeds of such Disposition received by the Corporation (the "DISPOSITION PROCEEDS") in cash, or, if the Corporation does not have sufficient cash on hand to pay such amounts, property of the Corporation at its fair market value as determined by the Board of Directors, an amount (the "SERIES A LIQUIDATION PREFERENCE") equal to the Series A Initial Purchase Price plus any accrued but unpaid dividends. If upon any such Disposition, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amount of the Series A Liquidation Preference, the holders of the Series A Preferred Stock shall share ratably among themselves in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                           (iv) In the event of any such Disposition, after the
                  full amount of the Series A Liquidation Preference has been paid to the holders of the Series A Preferred Stock and before any payment or distribution shall be made to the holders of the Series C Preferred Stock, the Common Stock or any other Subordinate Stock, the holders of Series B Preferred Stock shall be entitled to be paid out of the Disposition Proceeds in cash, or, if the Corporation does not have sufficient cash on hand to pay such amounts, property of the Corporation at its fair market value as determined by the Board of Directors, an amount (the "SERIES B LIQUIDATION PREFERENCE") equal to the Series B Initial Purchase Price plus any accrued but unpaid dividends. If upon any such Disposition, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series B Preferred Stock the full amount of the Series B Liquidation Preference, the holders of the Series B Preferred Stock shall share ratably among themselves in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                           (v) In the event of any such Disposition, after the
                  full amount of the Series A Liquidation Preference has been paid to the holders of the Series A Preferred Stock, after the full amount of the Series B Liquidation Preference has been paid to the holders of the Series B Preferred Stock and before any payment or distribution shall be made to the holders of the Common Stock or any other Subordinate Stock, the holders of Series C Preferred Stock shall be entitled to be paid out of the Disposition Proceeds in cash, or, if the Corporation does not have sufficient cash on hand to pay such amounts, property of the Corporation at its fair market value as determined by the Board of Directors, an amount (the "SERIES C LIQUIDATION PREFERENCE") equal to the Series C Initial Purchase Price plus any accrued but unpaid dividends. If upon any such Disposition, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series C Preferred Stock the full amount of the Series C

                  Liquidation Preference, the holders of the Series C Preferred Stock shall share ratably among themselves in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

         (d)      CONVERSION RIGHTS.

                           (i)      CONVERSION AT THE OPTION OF THE HOLDER.

                                    (1) The holders of the Preferred Stock shall
                  have the right, at their option, to convert shares of Preferred Stock into shares of Common Stock of the Corporation at any time and from time to time, without the payment of additional consideration, into four thousand one hundred sixty-six (4,166) shares of fully paid and nonassessable shares of Common Stock (the "CONVERSION RATE"). For purposes of this Section 4.2, the "CONVERSION RATE" shall be subject to adjustment as provided in Sections 4.2(d)(ii)(2) and 4.2(d)(ii)(3) below.

                                    (2) The Corporation shall not issue, in
                  connection with the conversion of shares of Preferred Stock, certificates for fractional shares, but in lieu thereof shall pay to any person who would otherwise be entitled thereto an amount of cash equal to such fraction multiplied by the greater of (i) fair value of one share of Common Stock, as determined by the Board of Directors, whose determination shall be conclusive or (ii) the applicable Conversion Value.

                                    (3) In order for any holder of shares of
                  Preferred Stock to convert the same into Common Stock, such holder shall surrender the certificate or certificate therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation that such holder elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which such holder desires the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of shares of Preferred Stock, or to such holder's nominee or nominees, certificates for the full number of shares of Common Stock to which such holder shall be entitled as aforesaid. Shares of Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

                                    (4) If a holder converts shares of Preferred
                  Stock, the Corporation shall pay any documentary stamp tax or similar issue, excise or transfer tax due on the issue of shares of Common Stock upon the conversion; PROVIDED, HOWEVER, that the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name pursuant to Section 4.2(d)(i)(4).

                           (ii)     CERTAIN MATTERS WITH RESPECT TO CONVERSION.

                                    (1) The Corporation has reserved and shall
                  continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury sufficient shares of Common Stock to permit the complete and full conversion into Common Stock of the outstanding Preferred Stock. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

                                    (2) The Conversion Rate shall be subject to
                  adjustment as follows:

                                            (a) In case the Corporation shall
                  (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock of the Corporation, (ii) subdivide or split its outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, the Conversion Rate following the effective date of such event shall be such number of shares (calculated to the nearest whole share) equal to the product of the applicable Conversion Rate in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event. If the event results in the Conversion Rate including fractional shares, then such fractional share shall be paid in cash at the time of conversion in accordance with Section 4.2(d)(i)(2).

                                            (b) In the event the Corporation at
                  any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they each would have received had the Preferred Stock been converted into Common Stock on the date of such event and had they each thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4.2 with respect to the rights of the holders of Preferred Stock; PROVIDED, HOWEVER, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

                                            (c) If Common Stock issuable upon
                  the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                                    (3) Adjustments to the Conversion Rate also
                  shall be made for certain dilutive issuances of additional shares of capital stock by the Corporation as set forth in this Section 4.2(d)(ii)(3).

                                            (a) SPECIAL DEFINITIONS. For
                  purposes of this Section 4.2(d)(ii)(3), the following definitions shall apply:

                                               (i) "OPTION" shall mean
                           rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock.

                                               (ii) "ADDITIONAL SHARES OF
                           STOCK" shall mean (i) all shares of Common Stock issued by the Corporation after any Series A Initial Issue Date, any Series B Initial Issue Date or any Series C Initial Issue Date for which the consideration per share (determined pursuant to Section 4.2(d)(ii)(3)(c) below) is less than the applicable Conversion Value in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Stock, other than shares of Common Stock issued or issuable:

                                                        (A) upon exercise of any
                  Options outstanding on the date of filing of this Amended and Restated Articles of Incorporation with the Florida Secretary of State ("Filing Date"); PROVIDED, HOWEVER, that if the Corporation, after the Filing Date, amends the exercise price or the number of shares covered by any Options outstanding on the Filing Date, then such Options, as so amended, shall be deemed to have been issued after the Filing Date;

                                                   (B) by reason of a dividend,
                  stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.2(d)(ii)(2)(a) above;

                                                   (C) upon exercise of Options
                  granted to employees or directors of, or consultants to, the Corporation pursuant to any stock option plan approved by the Board of Directors of the Corporation and that, in the aggregate, are not exercisable for more than ten percent (10%) of the outstanding Common Stock at such time; or

                                            (b) ADJUSTMENT OF CONVERSION RATE
                  UPON ISSUANCE OF ADDITIONAL SHARES OF STOCK. In the event the Corporation shall at any time issue one or more Additional Shares of Stock, then and in such event, the Conversion Rate, shall be increased, concurrently with such issuance, to such number of shares of Common Stock (calculated to the nearest whole share) determined by multiplying the Conversion Rate then in effect by a fraction:

                                                 (i) the denominator of which
                           shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Stock so issued would purchase at the applicable Conversion Value; and

                                                 (ii) the numerator of which
                           shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Stock so issued.

                                            (c) DETERMINATION OF CONSIDERATION.
                  For purposes of this Section 4.2(d)(ii)(3)(c), the consideration per share received by the Corporation for the issue of any Additional Shares of Stock shall be computed as follows:

                                                 (i) in case of the issuance of
                           shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commission, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                                                 (ii) in the case of the
                           issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors in its reasonable judgment exercised in good faith (irrespective of the accounting treatment thereof); and

                                               (iii) in the case of the
                           issuance of Options, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such Options plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Section 4.2(d)(ii)(3)(c)).

                                    (4) Whenever the number of shares of Common
                  Stock into which each share of Preferred Stock is convertible is adjusted, the Corporation shall promptly mail to holders of the Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for the Preferred Stock a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to Section 4.2(d)(ii)(10) below, the certificate shall be conclusive evidence that the adjustment is correct.

                                    (5) The adjustments herein provided for
                  shall be made successively when the event giving rise to such adjustment occurs and shall become effective immediately following the record date for any event for which a record date is designated and on the effective date for any other event.

                                    (6) Shares of Preferred Stock that have been
                  converted as provided herein shall revert to the status of authorized but unissued shares of Preferred Stock.

                                    (7) In any case in which this Section
                  4.2(d)(ii) shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (a) the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable immediately prior to adjustment; and (b) the delivery of a check for any remaining fractional shares as provided in Section 4.2(d)(i)(3) above.

                                    (8) Except as provided in the immediately
                  following sentence, any determination that the Corporation or its Board of Directors must make pursuant to this Section 4.2(d)(ii) shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this Section 4.2(d)(ii), such determination shall be made in good faith and may be challenged in good faith by the holders of a majority of each affected series of Preferred Stock, as applicable, and any dispute shall be resolved promptly (and in no event later than 90 days after any challenge), at the Corporation's expense, by an independent public accounting firm selected by the Corporation and acceptable to such holders of such Preferred Stock. Any such determination shall be deemed approved if the requisite holders have not notified the Corporation of any challenge within 30 days after receiving notice (including a statement in reasonable detail of the bases therefor) of such determination.

         (e)      REDEMPTION BY THE CORPORATION.

                           (i) MANDATORY REDEMPTION. To the extent the
                  Corporation shall have funds legally available for such payment, the Corporation shall redeem each share of Series A Preferred Stock, each share of Series B Preferred Stock and each share of Series C Preferred Stock on each date which is five (5) years after the Series A Initial Issue Date, the Series B Initial Issue Date and Series C Initial Issue Date (the "MANDATORY REDEMPTION DATE"). Payment shall be made in immediately available funds payable to the holder on the Mandatory Redemption Date. Any payment made after the Mandatory Redemption Date shall be at the Delinquent Redemption Price.

                           (ii) VOLUNTARY REDEMPTION BY LOT. To the extent the
                  Corporation shall have funds legally available for such payment, the Board of Directors, may, in its sole and absolute discretion, at any time and from time to time, cause the Corporation to redeem BY LOT, or such other reasonable method as the Board of Directors shall direct, any one or more series or portion of any series of Preferred Stock.

                           (iii) EFFECT OF REDEMPTION. Shares of Preferred Stock
                  that have been issued and converted or reacquired in any manner, including as a result of redemption, shall revert to the status of authorized and unissued shares of Preferred Stock, and may be redesignated and reissued as part of any series of Preferred Stock of the Corporation.

         (f) VOTING RIGHTS. Except as otherwise set forth in this Section 4.2(f) or as otherwise required by law, no share of Preferred Stock issued and outstanding shall have the right to vote on any matters presented to the holders of the Common Stock for vote.

                           (i) In addition to any vote or consent of
                  shareholders or directors required by law or these Amended and Restated Articles of Incorporation, so long as any Series A Preferred Stock, or Series B Preferred Stock remains outstanding, the Required Consent of the holders of the Series A Preferred Stock and Series B Preferred Stock shall be necessary for effecting, validating or permitting:

                                    (1) any amendment, alteration or repeal of
                  any of the provisions of (a) these Amended and Restated Articles of Incorporation of the Corporation affecting the rights, power and preferences of either series of Preferred Stock, or (b) the provisions of Article IV hereof; or

                                    (2) any consolidation or merger involving
                  the Corporation (other than a consolidation or merger in which the Corporation is the surviving entity and no change in the capital stock or ownership or control of the Corporation occurs), any transaction or series of transactions in which an excess of 50% of the Corporation's voting power is transferred, or any reclassification or recapitalization of any capital stock of the Corporation or any dissolution, liquidation, or winding up of the Corporation, or any sale of all or more than 50% of the assets of the Corporation, or any agreement to become so obligated; or

                                    (3) any agreement to do any of the
                  foregoing.

                           (ii) SERIES A PREFERRED STOCK. The Required Consent
                  of the holders of the Series A Preferred Stock shall be necessary for validating or permitting any authorization, issuance, creation or increase in the authorized shares of any class or series of equity security of the Corporation ranking senior to or in parity with the Series A Preferred Stock or the issuance of any debt securities. Debt securities shall not mean commercial debt incurred in the ordinary course of business.

                           (iii) SERIES B PREFERRED STOCK.

                                    (1) The holders of Series B Preferred Stock,
                  voting as single class, shall have the right to elect one-third (1/3) of the members of the Board of Directors of the Corporation (the "SERIES B DIRECTORS") rounded up or down to the nearest whole number.

                                    (2) The Required Consent of the holders of
                  Series B Preferred Stock shall be necessary for validating or permitting any authorization, issuance, creation or increase in the authorized shares of any class or series of equity security of the Corporation ranking senior to or in parity with the Series B Preferred Stock or the issuance of any debt securities. Debt securities shall not mean commercial debt incurred in the ordinary course of business.

                           (iv) SERIES C PREFERRED STOCK. The Required Consent
                  of the holders of the Series C Preferred Stock shall be necessary for validating or permitting any authorization, issuance, creation or increase in the authorized shares of any class or series of equity security of the Corporation ranking senior to or in parity with the Series C Preferred Stock or the issuance of any debt securities. Debt securities shall not mean commercial debt incurred in the ordinary course of business.

                           (v) The rights of the holders of the Series B
                  Preferred Stock and, to the extent applicable, the holders of the Series A Preferred Stock, set forth in this Section 4.2(f) may be exercised either at a special meeting of the holders of each series of Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings, special meetings or by the unanimous written consent of the holders of Series A Preferred Stock or Series B Preferred Stock, as applicable.

                           (vi) A special meeting of the holders of Preferred
                  Stock for purposes of voting on matters with respect to which the holders of such shares are entitled to vote as a class may be called by the Secretary of the Corporation or by a holder of Preferred Stock designated in writing by the holders of record of 10% of the shares of such series of Preferred Stock then outstanding. Such meeting may be called at the expense of the Corporation by any such person. At any meeting of the holders of the Series B Preferred Stock, the presence in person or by proxy of the holders of a majority of the shares of such series of the Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the purpose of electing the Series B Directors. The directors to be elected pursuant to Section 4.2(f)(iii)(1) hereof shall be elected by a plurality of the holders of the Series B Preferred Stock present in person or by proxy at any such meeting.

                           (vii) If any of the Series B Directors shall cease to
                  serve as a director before his or her term shall expire, the holders of Series B Preferred Stock, then outstanding may, at a special meeting of the holders called as provided above or by unanimous written consent, elect a successor to hold office for the unexpired term of the such Series B Director.

                           (viii) In the event of the failure of the Corporation
                  to pay any dividend as required by Section 4.2(b) or any redemption as required by Section 4.2(e), then such failure shall cause all of the shares of that series of Preferred Stock to automatically, and without any action on the part of any holder of such series of Preferred Stock, become fully voting Preferred Stock (as if fully converted into Common Stock) on all matters upon which the Common Stock may vote. Such Preferred Stock will still have preferential voting rights on the matters referred to in this Section 4.2(f).

         (g)      MISCELLANEOUS.

                           (i) HEADINGS OF SECTIONS. The headings of the various
                  subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                           (ii) SEVERABILITY OF PROVISIONS. If any voting
                  powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth herein (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth herein (as so amended) that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

         4.3      COMMON STOCK.

                  (a) Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote.

                  (b) Any member of the Board of Directors of the Corporation selected by the holders of a majority of all classes of stock of the Corporation entitled to vote thereon may be removed only by the holders of a majority of such classes of stock of the Corporation voting as a single class. In the event of a vacancy on the Board of Directors of any of the directors elected by the holders of a majority of all classes of stock of the Corporation entitled to vote thereon, the holders of a majority of all classes of stock of the Corporation voting as a single class will have the immediate right to designate a successor to fill that vacancy.

                  (c) Each share of Common Stock issued and outstanding shall be identical in all respects, one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of Florida, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (1) the right to receive dividends, when and as declared by the Board of Directors of the Corporation out of assets lawfully available therefor, and (2) in the event of any distribution of assets upon liquidation, dissolution or winding-up of the Corporation or otherwise, the right to receive pro rata all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding-up of the Corporation as herein provided.

          ARTICLE V - REGISTERED OFFICE AND AGENT AND CORPORATE ADDRESS

                  The address of the Corporation's registered office in the State of Florida is 315 South Hyde Park Avenue, Tampa, Florida 33606, and the name of the Corporation's registered agent at such address is Christopher H. Norman, Esq. The principal place of business of the Corporation is 2055 Lake Avenue, S.E., Suite A, Largo, Florida 33771.

                         ARTICLE VI - BOARD OF DIRECTORS

                  The affairs of the Corporation shall be managed by a Board of Directors. The number of directors may be increased from time to time in the manner provided by the By-Laws, but shall never be less than one nor more than nine. The election of directors shall be done in accordance with Section 4.2(f)(iii)(1) and Section 4.3 of these Amended and Restated Articles of Incorporation.

                              ARTICLE VII - BY-LAWS

                  The By-Laws of the Corporation may be adopted, altered, amended or repealed by either the stockholders or directors as permitted by the By-Laws.

                         ARTICLE VIII - INDEMNIFICATION

                  The Corporation shall indemnify and hold harmless any director, officer, employee or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him or her in connection with, or as a result of, any proceeding in which he or she may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director, officer, employee or agent of the Corporation, whether or not he or she continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Florida, as they may be amended from time to time.

                             ARTICLE IX - AMENDMENT

                  The Corporation reserves the right to amend or repeal any provisions contained in these Amended and Restated Articles of Incorporation, in accordance with the provisions of the General Corporation Act of the State of Florida.

                    ARTICLE X - BOOKS, OFFICES AND ELECTIONS

                  Except as otherwise required by the laws of the State of Florida, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the corporation outside of the State of Florida, and the Corporation shall have the power to have one or more offices within or without the State of Florida, at such places as may be from time to time designated by the By-laws or by resolution of the stockholders or directors. Elections of directors need not be by ballot unless the By-laws of the Corporation shall so provide.

                           ARTICLE XI - BREACH OF DUTY

         Except as otherwise provided by the laws of the State of Florida, as they may be amended from time to time, a director of the Corporation shall not have personal liability to the Corporation or to any of the Corporation's stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of November, 1998.




                                                 /s/ James S. Holbrook, Jr.
                                                 -------------------------------
                                                 James S. Holbrook, Jr.
                                                 Chairman of the Board

Attest:



/s/ F. Eugene Woodham
-----------------------------
F. Eugene Woodham, Secretary

                 ACCEPTANCE OF APPOINTMENT AS REGISTERED AGENT


         Having being named as registered agent for 2CONNECT EXPRESS, INC. ("the Corporation"), a Florida corporation, and being familiar with the duties and responsibilities of a registered agent, I, on behalf of the Corporation, hereby agree to accept service of process for the Corporation, to keep open the office of the registered agent, and to comply with any and all statutes relative to the complete and proper performance of the duties of registered agent, including Florida Statute Section 607.0505.





                                                  /s/ Christopher H. Norman
                                                  ------------------------------
                                                  Christopher H. Norman, Esquire
                                                  Registered Agent